Prospectus Supplement No. 4, dated November 26, 2001, to Prospectus, dated June 30, 2000.	Rule 424(c) File No. 333-33242

ALLIANCE PHARMACEUTICAL CORP.

Shares of Common Stock

          This prospectus supplement relates to the public offering of shares of our common stock by the selling shareholders named in the Selling Shareholder Table in the prospectus referred to above. The shares are all issuable upon exercise of our warrants referred to in the Selling Shareholder Table. The number of shares covered by the prospectus (and set forth in the table below) have been adjusted to reflect a change in the number of shares issuable upon conversion of the warrants due to a one-for-five reverse split of our common stock that became effective October 18, 2001, as a result of which the warrant exercise price has been adjusted from $3.675 per share to $18.375 per share.

          The Selling Shareholder Table in the prospectus referred to above is hereby amended to reflect the partial transfer of a warrant by Roth Capital Partners, one of the selling shareholders listed in the Selling Shareholder Table, and the corresponding change in the beneficial ownership of our shares. The warrant retained by Roth Capital Partners and the warrant issued to reflect the partial transfer, both now dated September 8, 2000, are owned as follows:

                                                     Number of
                                                     shares of
                                                    Common Stock
                     Number of Shares of Common    to be Offered                                     Acquisition of
                      Stock Beneficially Owned        by this        Number of Shares of Common       Common Stock
     Selling             Before Offering (1)         Prospectus    Stock Beneficially Owned After    Offered by this
   Shareholders     ---------------------------    --------------           the Offering               Prospectus
   ------------      Number      Percentage(2)                        Number       Percentage(2)    -----------------
                      ------      ----------                           ------       ----------

Roth Capital         1,682,085        11.3%           531,505       1,150,580(3)        7.7%        Represents
Partners                                                                                            common stock
                                                                                                    underlying a
                                                                                                    warrant dated
                                                                                                    September 8,
                                                                                                    2000,
                                                                                                    exercisable at
                                                                                                    $18.375 per
                                                                                                    share.

David Allen           107,768           *             107,768            0                *         Represents
Walters, Marian                                                                                     common stock
Krogius Walters                                                                                     underlying a
and David B.                                                                                        warrant dated
Hehn, Trustees of                                                                                   September 8,
the DMW 2000                                                                                        2000,
Trust, dated                                                                                        exercisable at
February 8, 2000                                                                                    $18.375 per
                                                                                                    share.

*           Indicates ownership of less than 1% of outstanding shares.

(1)           Includes the shares of common stock underlying the warrants and being offered by this prospectus.

(2)           Based on 14,862,217 shares of our common stock outstanding as of November 16, 2001, which number assumes the sale of all the shares of common stock registered under this prospectus to persons who are not affiliates of the selling shareholders.

(3)           Represents shares of common stock underlying warrants, dated October 30, 2001, exercisable at $4.20 per share and shares of common stock acquired October 30, 2001.